UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

Corporate Capital Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission file number: 000-54324

Maryland	27-2857503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CNL Center at City Commons 450 South Orange Avenue Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 745-3797

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2011, Corporate Capital Trust, Inc. (the “Company”) entered into an Expense Support and Conditional Reimbursement Agreement (the “Expense Support Agreement”) with CNL Fund Advisors Company (“CNL”) and KKR Asset Management LLC (“KKR” and, collectively with CNL, the “Advisors”) pursuant to which the Advisors jointly and severally agreed to pay to the Company all operating expenses (an “Expense Support Payment”) for each month during the Expense Support Payment Period (as defined below) in which the Company’s board of directors declares a distribution to the Company’s shareholders. The “Expense Support Payment Period” begins at the time that the Company satisfies the “minimum offering requirement” for its continuous offering of common stock (as such term is defined in the Company’s effective registration statement on Form N-2 for such offering, which is available on the U.S. Securities and Exchange Commission website at www.sec.gov) and ends on September 30, 2011. The Advisors will each month during the term of the Expense Support Agreement be entitled to reimbursement by the Company (a “Reimbursement Payment”) for each unreimbursed Expense Support Payment made prior to the last day of such month, but within three years since the end of the year in which such Expense Support Payment was made. No Reimbursement Payment may be made by the Company to the extent that it would cause Other Operating Expenses to exceed 1.91% of net assets attributable to common shares as of the end of any such calendar year. “Other Operating Expenses” means all of the Company’s operating expenses, excluding organization and offering expenses, advisor fees and advisor incentive fees, financing fees and interest, and brokerage commissions and extraordinary expenses.

The Expense Support Agreement may be terminated by the Advisors acting jointly, without payment of any penalty, upon written notice to the Company, except that once effective, the Advisors may not terminate their obligations to make the Expense Support Payment. In addition, the Expense Support Agreement will automatically terminate in the event of (a) the termination by the Company of either the Company’s Advisory Agreement with CNL or the Sub-Advisory Agreement among the Company, KKR and CNL, or (b) the dissolution or liquidation of the Company. If the Expense Support Agreement is terminated due to termination of the Advisory Agreement or the Sub-Advisory Agreement, then the Company must make a Reimbursement Payment to the Advisors, pro rata based on the aggregate unreimbursed Expense Support Payments made by each Advisor.

The foregoing description of the Expense Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Expense Support Agreement, which is attached hereto as Exhibit 10.1, and incorporated by reference into this Item 1.01 of Form 8-K.

Item 2.02 Results of Operations and Financial Condition.

(a) In order to maximize cash available for investment during the launch of the Company, the Advisors have provided written notice to the Company of their agreement to waive, for the duration of the Expense Support Payment Period (as defined in Item 1.01 of this Form 8-K), all reimbursement of organizational and offering expenses to which they are entitled under the Advisory Agreement and Sub-Advisory Agreement, respectively. Accordingly, the Company will not incur charges for organization and offering expenses through the period ending September 30, 2011.

(b) On June 8, 2011, the Company’s board of directors declared a distribution that represents an annualized distribution yield of 7.0% based on the Company’s current public offering price of $10.00 per share. The distribution is based on weekly record dates between (i) the later of July 1 or the Company’s attainment of its minimum offering requirement, and (ii) through and including September 20, 2011. The distribution will be paid monthly on July 27, August 31 and September 28, 2011. The annualized distribution yield should not be interpreted to be a measure of the Company’s current or future performances. It is anticipated that the distributions will be substantially supported by net investment income and realized gains. The sources of distributions will be disclosed in the Company’s regular financial reports.

The conditional record dates and payment dates will be as follows:

Record Date	Required Escrow Break Date*	Distribution Declared per share	Payment Date
July 1, 2011	June 29, 2011 or earlier	$0.013462
July 5, 2011	July 2, 2011 or earlier	$0.013462
July 12, 2011	July 6, 2011 or earlier	$0.013462
July 19, 2011	July 13, 2011 or earlier	$0.013462
			July 27, 2011
July 26, 2011	July 20, 2011 or earlier	$0.013462
August 2, 2011	July 27, 2011 or earlier	$0.013462
August 9, 2011	August 3, 2011 or earlier	$0.013462
August 16, 2011	August 10, 2011 or earlier	$0.013462
August 23, 2011	August 17, 2011 or earlier	$0.013462
			August 31, 2011
August 30, 2011	August 24, 2011 or earlier	$0.013462
September 6, 2011	August 31, 2011 or earlier	$0.013462
September 13, 2011	September 7, 20011 or earlier	$0.013462
September 20, 2011	September 14, 2011 or earlier	$0.013462
			September 28, 2011

*	The record date of July 1, 2011 will apply assuming the minimum offering requirement is satisfied, and shares of the Company’s common stock are issued to subscribing investors, on or before June 29, 2011. In the event such satisfaction of the minimum offering requirement and such initial issuance of shares do not occur by June 29, 2011, then the next potential record date will be July 5, 2011, again assuming the minimum offering requirement is satisfied and shares are issued to subscribing investors on or before July 2, 2011.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits. The following Exhibits shall be deemed furnished, and not filed, for purposes of Section 18 of the Exchange Act and pursuant to Form 8-K General Instruction B.2.

EXHIBIT NUMBER	DESCRIPTION

10.1	Expense Support Agreement dated as of June 7, 2011

99.1	Press release dated June 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2011	CORPORATE CAPITAL TRUST, INC.

	By:	/s/ Paul S. Saint-Pierre
Paul S. Saint-Pierre
Chief Financial Officer